 EXHIBIT 99.1

Royalty Management Holding Corporation Announces the Promotion of

Amanda Kruse to Chief Financial Officer

Current Chief Financial Officer, Kirk Taylor, to remain as company advisor, assisting with overall company growth and expansion.

February 5, 2025 | Source: Royalty Management Holding Corporation

FISHERS, INDIANA / February 5, 2025 / Royalty Management Holding Corporation (Nasdaq: RMCO) (“Royalty Management” or the “Company”), a forward leaning royalty company building shareholder value by acquiring and developing high value assets in a variety of resource-driven and emerging technology industries is pleased to announce that the Company has appointed Amanda Kruse, the Company’s current controller, to the position of Chief Financial Officer.  Concurrently with her appointment, Kirk Taylor has stepped down as Chief Financial Officer and will remain as a consultant and advisor to the Company.

Thomas Sauve, Chief Executive Officer of the Company, stated, “Amanda has been with the company since day one as its Controller and has proven herself more than capable of handling the leadership and duties of the company’s Chief Financial Officer.  As she has continued to perform, Kirk Taylor, our prior Chief Financial Officer, and I discussed the possibility of her advancing her position to Chief Financial Officer, with Kirk stepping aside and remaining in a consulting role of the company to help with any ongoing items.  She graciously accepted and we are excited to have her assume that role as of February 1, 2025, alongside the Board’s vote of approval.”

About Royalty Management Holding Corporation

Royalty Management Holding Corporation (NASDAQ: RMCO) is a royalty company building shareholder value to benefit both its shareholders and communities by acquiring and developing high value assets in a variety of market environments. The model is to acquire and structure cashflow streams around assets that can support the communities by monetizing the current existing cash flow streams while identifying transitionary cash flow from the assets for the future.

For more information visit www.royaltymgmtcorp.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those that will be set forth in the “Risk Factors” section of the Company’s registration statement and proxy statement/prospectus to be filed with the SEC. Copies will be available on the SEC’s website, www.sec.gov. The information contained in this release is as of the date first set forth above.  The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Thomas Sauve

Chief Executive Officer

www.royaltymgmtcorp.com

(646) 245-2465

SOURCE: Royalty Management Holding Corporation